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Exhibit 10.13

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of September 5, 2006, is entered into by and between Netlist, Inc., a Delaware corporation (the "Company"), and Chun K. Hong, an individual ("Employee").

        NOW, THEREFORE, in consideration for the promises and obligations set forth below, the Company and Employee agree as follows:

        1.     Employment.    The Company shall employ Employee as the President, Chief Executive Officer and Chairman of the Board of Directors of the Company on the terms and conditions set forth herein from and after the date hereof until Employee's employment is terminated as provided in Section 4. During the term of his employment with the Company, Employee shall devote his full-time efforts to his duties as the President, Chief Executive Officer and Chairman of the Board of Directors of the Company, and shall perform such other duties consistent with such positions as may be assigned to Employee from time to time by the Board of Directors of the Company (the "Board"); provided, however, that Employee may (i) manage his personal business affairs, (ii) serve on the boards of civic and charitable organizations, and (iii) serve on the board of directors of any for-profit corporations if such service with such corporation or corporations is expressly authorized by the Board, in each of the foregoing cases so long as such activities do not interfere with the performance of Employee's duties with the Company. During the term of his employment, Employee shall be subject to, and shall comply with, the Company's policies and practices as they may from time to time be adopted or modified, provided that such policies and practices do not conflict with any law, government regulation, generally accepted accounting policies or generally accepted practices of corporate governance.

        2.     Compensation.    Employee's initial annual base salary shall be $323,000, paid in accordance with the Company's standard payroll policies for its executive officers. The annual base salary amount may be increased from time to time at the sole discretion of the Board. Employee shall have the opportunity to earn annual performance bonuses, at the Board's discretion, of up to seventy-five percent (75%) of Employee's base salary based upon the achievement of reasonable performance objectives for each annual period during the term of Employee's employment, commencing with the period beginning on January 1, 2007. Each performance bonus shall be paid to Employee in the first quarter of the year following the applicable annual performance period. The performance objectives for each annual performance period and the amounts allocated to the achievement of such performance objectives for such annual performance period shall be determined by the Board in consultation with Employee and the Compensation Committee of the Board. In addition, as soon as practicable after the consummation of the initial public offering of the common stock of the Company contemplated by the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission, the Company shall pay to Employee a cash success bonus in the amount of $200,000. All compensation paid to Employee shall be subject to such tax withholdings or other deductions as may be required by applicable law.

        3.     Benefits.    Employee shall be entitled to participate in and receive all employee benefits that are generally made available to employees of the Company, including any benefits that are made available to the executive officers of the Company. Employee shall also be entitled to (i) reimbursement of all professional fees and expenses incurred by Employee in connection with (a) income tax planning and preparation, (b) income tax audits and the defense of income tax claims, and (c) estate planning, including the creation and modification of wills, codicils and trusts, (ii) reimbursement of the professional and membership fees and expenses incurred by Employee to maintain membership in, or belong to, one country club in Orange County (including reasonable expenses for dinners, guest passes and other reasonable expenses) and such professional organizations and societies as may be designated by Employee from time to time, (iii) reimbursement of all legal fees incurred by Employee in connection with his employment, (iv) use of a Company automobile during the term of Employee's employment hereunder, (v) reimbursement of health club dues, executive physical examinations and other similar expenses related to the maintenance of the physical well being of employee that are not covered by Employee's health insurance, and (vi) such other benefits as Employee may reasonably request that are commensurate with Employee's position and which may facilitate Employee's performance of his duties under this Agreement, and which are approved by the Board.

        4.     Termination of Employment.

          4.1   Term.    The term ("Term") of this Agreement shall commence on September 1, 2006 (the "Effective Date") and shall initially continue for a period of five (5) years; provided, however, that unless one of the parties hereto provides the other with written notice of its desire to terminate this Agreement at least six (6) months prior to such initial Term or any successor term, the Term shall automatically be extended for successive periods of one (1) year each. Notwithstanding the foregoing, this Agreement shall terminate effective as of the date of Employee's death or, subject to any applicable federal or state disability or leave laws, disability (as determined in accordance with Section 4.6), and Employee's employment is intended to be "at will." Consequently, subject to the provisions of this Section 4, (i) Employee can resign at any time and (ii) subject to the notice provisions set forth herein and applicable federal and state statutes and regulations relating to employment, the Company may terminate Employee's employment at any time for any lawful reason or for no reason. No policies or procedures of the Company or benefits provided by the Company, whether oral or written, express or implied, formal or informal, are intended, nor shall they be construed, to limit the right or ability of the Company to terminate Employee's employment at any time or under any circumstances. Except to the extent Employee's employment is terminated in violation of any applicable federal or state statute or regulation relating to employment, this Section 4 shall constitute the exclusive remedy available to Employee or the Company relating to or arising from the termination of Employee's employment by the Company for any reason or any resignation by Employee, including claims for breach of contract or in tort arising therefrom.

          4.2   Termination by the Company With Cause.    The Company may terminate Employee's employment at any time with Cause (as defined below) on written notice of such termination setting forth the basis therefor. Except as otherwise agreed in writing (or as required by law), upon termination of Employee's employment with Cause, the Company shall have no further obligation to Employee under this Agreement by way of compensation or otherwise other than to pay Employee his base salary through the date of such termination. As used in this Agreement, "Cause" shall mean a reasonable determination by the Board, acting in good faith based upon actual knowledge at the time, that Employee has (i) materially breached the terms of this Agreement, that certain Agreement to Arbitrate between Company and Employee in the form of Exhibit A to this Agreement, that certain Proprietary Information and Invention Assignment Agreement between the Company and Employee, or any other material agreement between the Company and Employee, (ii) committed gross negligence or engaged in serious misconduct in the execution of his assigned duties, (iii) been convicted of a felony or other serious crime involving moral turpitude, (iv) materially refused to perform any lawful duty or responsibility consistent with Employee's position with the Company, or (v) materially breached his fiduciary duty or his duty of loyalty to the Company. Notwithstanding the foregoing, Employee's employment shall not be terminated for Cause pursuant to this Section 4.2 unless and until Employee has received notice of a proposed termination for Cause, and Employee has had an opportunity to be heard at a meeting with at least a majority of the members of the Board. Employee shall be deemed to have had such opportunity if given written notice by any director acting on behalf of the Board at least seventy two (72) hours in advance of such meeting. After Employee's hearing before the Board pursuant to this Section 4.2, the Board shall promptly, and in any event within seventy two (72) hours, decide to uphold or rescind Employee's termination for Cause (the "Final Action"). If the Final

  Action upholds Employee's termination for Cause, Employee shall have the right to appeal the Final Action in accordance with the procedures set forth in that certain Agreement to Arbitrate between the Company and Employee; provided, however, that Employee shall prevail in such appeal, and Cause shall not be deemed to exist, unless the Company establishes in such appeal by "clear and convincing evidence" that Cause existed for such termination. If Employee elects to appeal the Final Action, the Company shall continue to pay Employee's base salary and benefits for a period of six (6) months after the date of the Final Action, or until final resolution of such appeal (the "Decision"), whichever period is shorter, at a rate and time and in an amount and manner equal to one hundred percent (100%) of the base salary and benefits payable to Employee immediately prior to the Final Action. The Company shall pay all costs incurred by Employee in preparing for the Final Action and in pursuing any appeal thereof, including all professional fees and expenses. If Employee is the non-prevailing party in the Decision, Employee shall reimburse the Company for the costs, fees and expenses paid by the Company and shall reimburse the Company for any base salary and benefits paid to Employee during the period of time from the Final Action through the date of the Decision. Any proceedings by the Board pursuant to this Section 4.2 shall be conducted in a confidential manner and all steps shall be taken to prevent any harm to Employee's reputation.

          4.3   Termination by the Company Without Cause; Resignation of Employee With Good Reason.

            (a)   Notice of Termination Without Cause or Resignation With Good Reason.    The Company may terminate Employee's employment at any time without Cause on 30 days' advance written notice to Employee of such termination. Employee may resign with Good Reason on 30 days' advance written notice to the Company of such resignation, provided that such notice is given by Employee within 90 days following the occurrence of any event constituting Good Reason (as defined below) and, provided further, that the Company does not remedy the basis for such termination prior to the expiration of such 30 days notice period. As used in this Agreement, "Good Reason" shall mean (i) the assignment to Employee, without his consent, of duties inconsistent with Employee's position so as to constitute a diminution of status with the Company, including an assignment of Employee to a position other than President and Chief Executive Officer of the Company, (ii) a reduction by the Company in the base salary as in effect at any time without Employee's consent, other than a decrease of up to (and including) ten percent (10%) in connection with an adverse change in the business operations or financial condition of the Company, (iii) the occurrence of a Change of Control (as defined below), or (iv) a requirement that Employee relocate (or report on a regular basis) to an office outside of Orange County without Employee's consent. For the purposes of this Agreement, a "Change of Control" shall mean any of the following:

    (1)
    Any person or entity is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company's then outstanding securities that is greater than 50%; or

    (2)
    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

    (3)
    There is consummated a merger or consolidation of the Company in which (A) the Company does not survive, or (B) the Company survives, but the shares of the Company's Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation; or

    (4)
    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

            (b)   Termination Without Cause or Resignation With Good Reason.    In the event of any termination of Employee's employment by the Company without Cause or resignation by Employee with Good Reason, (i) the Company shall continue to pay to Employee his base salary for the one-year period following the effective date of such termination or resignation, (ii) the Company shall reimburse Employee for any payments actually made by him for health insurance from the effective date of such termination or resignation to the early of (A) the first anniversary of such termination or resignation and (B) the date on which he becomes employed with another entity in a monthly amount not to exceed the amount that Employee would be required to pay under COBRA if he were to elect to obtain health insurance under COBRA that is substantially equivalent to his then-current health insurance (with the understanding that, during such period, Employee is free to purchase health insurance under COBRA, to the extent available, or otherwise, or not at all, but that he is entitled only to reimbursement for amounts actually paid by him for health insurance, within the limits stated above), (iii) the Company shall pay to Employee the pro-rated portion (based on the number of days in an annual performance period prior to the effective date of such termination or resignation) of any annual performance bonus to which Employee would otherwise have been entitled for the annual performance period during which such termination or resignation becomes effective, such payment to be made within fifteen business days of the date on which it can first be determined that such bonus has been earned, and (iv) the stock option granted to Employee on August 7, 2006, allowing for the purchase of 500,000 shares of common stock of the Company and all other stock options held by Employee shall immediately become fully vested and exercisable as of the effective date of such termination or resignation. In addition to the foregoing, if any such termination or resignation is effective after the completion of an annual performance period for which Employee has earned a performance bonus but before such bonus has been paid, the Company shall pay such performance bonus to Employee as and when such bonus would have been paid absent such termination.

          4.4   Resignation of Employee Without Good Reason.    Employee may voluntarily resign (i.e., without Good Reason) at any time on six (6) months' advance written notice to the Company of such resignation. In the event of any such resignation, the Company may, by written notice to Employee, make such resignation effective immediately or as of any date prior to the expiration of the six (6) months' notice period, in which event such resignation shall be effective as of such earlier date; provided, however, that any stock options held by Employee shall continue to vest during the full six (6) month notice period even if the Company elects to make such resignation effective immediately or as of any date prior to the expiration of such notice period. Except as otherwise agreed in writing (or as required by law), upon any such resignation, the Company shall have no further obligation to Employee under this Agreement by way of compensation or otherwise other than to pay Employee his base salary through the effective date of such resignation; provided, however, that if such resignation is effective after the completion of an annual performance period for which Employee has earned a performance bonus but before such bonus has been paid, the Company shall pay such performance bonus to Employee as and when such bonus would have been paid absent such termination.

          4.5   Termination of Employment Upon Employee's Death.    In the event of Employee's death, (i) the Company shall pay to Employee's estate within thirty days of Employee's death a lump-sum amount equal to one half of the then effective annual base salary, and (ii) any stock options held by Employee shall be deemed vested as of the date of his death to the same extent as they would have been vested one year thereafter had Employee remained employed by the Company during such year and each such stock option shall be exercisable for the period set forth in the agreement evidencing such stock option. Except as required by law, no other compensation will be paid to Employee's estate; provided, however, that if Employee dies after the completion of an annual performance period for which Employee has earned a performance bonus but before such bonus has been paid, the Company shall pay such performance bonus to Employee's estate at such time as it would otherwise have been paid to Employee.

          4.6   Termination of Employment Due to Disability.    The Company may terminate Employee's employment on 30 days' advance written notice to Employee in the event that he at any time becomes unable to perform his duties and responsibilities hereunder due to mental or physical disability. In the event of any such termination, (i) the Company shall continue to pay to Employee his base salary for the six months following the effective date of such termination, and (ii) any stock options held by Employee shall be deemed vested as of the effective date of such termination to the same extent as they would have been vested one year thereafter had Employee remained employed by the Company during such year, and each such stock option shall be exercisable for the period set forth in the agreement evidencing such stock option. Except as required by law, no other compensation will be paid to Employee upon such termination; provided, however, that if such termination is effective after the completion of a full calendar year in which Employee has earned an annual performance bonus but before such bonus has been paid, the Company shall pay such bonus to Employee as and when such bonus would have been paid absent such termination.

          4.7.  Excess Parachute Payments.    In the event that any payment or benefit received or to be received by Employee upon the termination of his employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement by the Company, any predecessor or successor to the Company or any corporation affiliated (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")), with the Company or which becomes affiliated with the Company (collectively all such payments are hereinafter referred to as the "Total Payments") is deemed to be an "Excess Parachute Payment" (in whole or in part) to Employee within the meaning of Section 280G(b)(1) of the Code as in effect at such time, then, in addition to all other amounts to be paid to Employee by the Company hereunder, the Company shall, within 30 days of the date on which any Excess Parachute Payment is made, pay to Employee, in addition to any other payment, coverage or benefit due and owing hereunder, an amount determined by (i) multiplying the rate of excise tax then imposed by Code Section 4999 by the amount of the "Excess Parachute Payment" received by Employee (determined without regard to any payments made to Employee pursuant to this Section 4.7) and (ii) dividing the product so obtained by the amount obtained by subtracting (A) the aggregate local, state and Federal income tax rates applicable to the receipt by Employee of the "Excess Parachute Payment" (taking into account the deductibility for Federal income tax purposes of the payment of state and local income taxes thereon) from (B) the amount obtained by subtracting from 1.00 the rate of excise tax then imposed by Section 4999 of the Code. It is the Company's intention that Employee's net after-tax position be substantially the same as it would have been had Sections 280G and 4999 not been part of the Code. For purposes of implementing this Section 4.7, (i) no portion, if any, of the Total Payments, the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Total Payments, shall be taken into account, and (ii) the value of any non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

        5.     Miscellaneous Provisions.

          5.1   Severability.    In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, then all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement.

          5.2   Successors and Assigns.    This Agreement shall be binding upon the heirs, executors, administrators, and successors-in-interest of the parties hereto.

          5.3   Governing Law.    This Agreement shall be construed and enforced according to the laws of the State of California, excluding its choice of law rules.

          5.4   Integrated Agreement.    This Agreement, including Exhibit A hereto, supersedes all previous correspondence, promises, representations, and agreements, if any, either written or oral, between the Company and Employee. No provision of this Agreement may be modified except by a writing signed by both the Company and Employee.

          5.5   Notices.    All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed (i) to the attention of the Board, with a copy to the Secretary of the Company, at the Company's principal executive offices and (ii) to Employee at Employee's home address as indicated on the Company's records or, in either such case, at such other address as such party shall have specified most recently by written notice. Notices shall be deemed given on the date of service if personally served. Notices mailed as provided herein shall be deemed given on the third business day following mailing.

          5.6   ACKNOWLEDGMENT BY EMPLOYEE.    EMPLOYEE HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF THIS AGREEMENT AND HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO EXECUTING THIS AGREEMENT. THIS AGREEMENT IS BEING ENTERED INTO VOLUNTARILY AND WITHOUT COERCION OF ANY KIND.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE COMPANY:		EMPLOYEE:
NETLIST, INC.
By:	/s/ LEE KIM	/s/ CHUN K. HONG
	Lee Kim, Vice President, Secretary and Chief Financial Officer	CHUN K. HONG

EXHIBIT A

AGREEMENT TO ARBITRATE

        This Agreement to Arbitrate is made by and between Chun K. Hong (hereinafter referred to as "Employee"), and Netlist, Inc. (hereinafter referred to as "Employer" or "Company"), a California corporation.

        WHEREAS Employer and Employee want to provide for the expeditious cost-effective resolution of any and all Disputes (as hereinafter defined) of any kind and nature which may now, or in the past or in the future exist between them;

        WHEREAS Employer and Employee want to use an expeditious cost-effective means to avoid the delays and uncertainties of resolving Disputes through the courts;

        WHEREAS Employer and Employee want to enter into an agreement for final and binding resolution of any Disputes through the arbitration process:

        NOW THEREFORE, in consideration of Employee being employed by the Company, Employer and Employee agree to final and binding arbitration as follows:

        1.     Scope of the Agreement to Arbitrate.    Employer and Employee mutually agree to submit to final and binding arbitration of all controversies, claims, disputes, and matters in question ("Disputes") arising out of, or relating to this Agreement, or breach thereof, or out of Employee's employment with Employer or termination of employment with Employer, including but not limited to, (1) claims arising under the Federal and California anti-discrimination statutes, including but not limited to Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act; (2) contract claims; (3) actions for breach of implied contract, including actions for breach of the covenant of good faith and fair dealing; and (4) common law tort claims. Disputes shall not include claims for unemployment benefits or workers' compensation benefits.

        2.     Definition of the Term "Employer".    The term "Employer" as defined herein includes, but is not limited to, any present or former employee, officer, director, manager and/or supervisor, benefit plan administrator, sponsor, and/or fiduciary in their capacity as benefit plan administrators and as individuals, and any agent of Employer. The term "Employer" shall be further defined to include any parent, subsidiary, affiliated and/or successor company.

        3.     Agreement to Cover All Past, Present and Future Disputes.    This Agreement to Arbitrate shall cover all Disputes between Employer and Employee that may have arisen prior to and after the date of execution of this Agreement to Arbitrate.

        4.     Exercising the Right to Arbitrate—Notice to Arbitrate.    Either of the parties may exercise the right to arbitrate any Dispute against the other by sending a written notice to arbitrate to the other party by Certified Mail of any action which gives rise to the Dispute or when the party knew or reasonably should have known of the existence of any Dispute. The written notice shall identify and describe the nature of all Disputes asserted and the facts upon which such Disputes are based.

        5.     Selection of the Arbitrator.    The arbitration will be conducted by Judicial Arbitration Mediation Services ("JAMS"), ADR Services, Inc. ("ADR") or some other mutually agreed upon arbitrator or dispute resolution organization. If the parties cannot agree upon an arbitrator, they shall submit the Dispute to JAMS or ADR, as he case may be, and utilize the rules and procedures of JAMS or ADR, as the case may be, to choose an arbitrator.

        6.     Venue; Consent to Jurisdiction.    The arbitration will be held in Orange County, California, and all parties hereby consent to the personal jurisdiction of same.

        7.     Payment of the Arbitrator's Fees and Costs and Setting the Date, Time and Place of the Arbitration.    The payment of arbitration filing fees and fees of the arbitrator shall be paid consistent with California law governing arbitration agreements. Each party shall bear his/her/its own attorneys' fees, witness fees and costs not unique to arbitration. The parties shall mutually agree with the arbitrator on the date, time and place of the arbitration. In the event that the parties are unable to mutually agree to the date, time, and place for the arbitration to be conducted, the selected arbitrator shall determine the date, time, and place of the arbitration.

        8.     Authority of the Arbitrator; Time Deadline for Issuance of Decision.    The arbitrator shall have exclusive authority to resolve any Dispute(s) between the parties. The arbitrator shall have the power to award damages against any party and to make an award granting such further relief as he/she deems just, proper, and equitable. The arbitrator shall be bound to follow California law and case precedent, or, federal law and case precedent, if the Dispute alleges a violation of federal law. Any decision of the arbitrator will not be binding if the arbitrator fails to follow the requisite California or federal law and case precedent. The arbitrator shall render a written arbitration decision that reveals the essential findings and conclusions upon which the award is based. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

        9.     Right to Representation.    Each party may be represented throughout the arbitration proceedings by counsel of his/her/its own choosing. Each party shall pay its own attorneys' fees. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable attorneys' fees to the prevailing party.

        10.   Right to Pre-hearing Discovery.    Each party shall have the right to pre-hearing discovery. This pre-hearing discovery shall be sufficient to entitle each party to adequately arbitrate his/her/its claims.

        11.   Final and Binding Award of Arbitrator Enforceable in Court.    Any award issued by an arbitrator pursuant to this Agreement to Arbitrate shall be final and binding and enforceable in a court of competent Jurisdiction.

        12.   Right to Injunction.    Notwithstanding any other provision herein, Employee and Employer may obtain any provisional remedy including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration, particularly if necessary, to avoid irreparable harm. For example, Employer shall, in addition to any other rights or remedy which it may have, be entitled to seek equitable and/or injunctive relief as may be available from any court of competent jurisdiction to restrain Employee from violating any of his/her confidentiality obligations to Employer.

        13.   Opportunity to Have this Agreement Reviewed by an Attorney.    Employer and Employee agree that they have had an opportunity to review this agreement and its legal implications with an attorney. Employer and Employee represent to each other that each understands the legal effect of entering into this Agreement to Arbitrate all past, present, and future disputes that they may have with each other.

        14.   Entire Agreement.    This agreement supersedes any and all other agreements, both oral and written, between the parties as to matters stated herein, unless specifically stated to the contrary in a written agreement between the parties, and constitutes the sole, entire, and complete agreement between the parties.

        15.   Not an Employment Agreement.    This Agreement is not, and shall not be construed to create any contract of employment, express or implied. Nor does this Agreement in any way alter the "at-will" status of Employee's employment.

        16.   Partial Invalidity, Captions, and Paragraph Headings.    If any provision of this agreement is held to be invalid, void, or unenforceable by a court of competent jurisdiction, the remaining provisions of the agreement shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way so as to enforce the parties' intent to arbitrate any and all Disputes between them. The captions and paragraph headings used herein are for convenience only, are not a part of this agreement, and shall not be used in interpreting and/or construing this agreement.

        17.   Notices Given by a Party.    Written notices to be given under this agreement shall be sent by Certified Mail, Return Receipt Requested, to Employer at 475 Goddard, Irvine, California 92618 and to Employee at:

SO AGREED TO ON THE DATE BELOW:

DATED:	EMPLOYEE

DATED:	EMPLOYER

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EMPLOYMENT AGREEMENT
EXHIBIT A